Exhibit 10.29

JENSEN STOCK AGREEMENT

Agreement made this 27th day of September, 2011, by and between GEORGE R. JENSEN, JR., an individual (“Jensen”), and USA TECHNOLOGIES, INC., a Pennsylvania corporation (“USA”).

BACKGROUND

Jensen is the founder as well as the Chairman and Chief Executive Officer of USA. As more fully set forth herein, USA shall issue to Jensen shares of Common Stock of USA (the “Common Stock”) in the event there is a USA Transaction (as defined herein). The terms and conditions of this Agreement had previously been set forth in Jensen’s employment agreements with USA. For clarity, and to memorialize the terms of this longstanding agreement between USA and Jensen, the parties have now agreed to set forth the terms and conditions of this longstanding agreement in this new separate Agreement, and not in the Amended and Restated Employment Agreement between Jensen and the Company being executed and delivered concurrently with this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1. Common Stock Rights.

A.  If at any time after the date hereof there shall be a USA Transaction, USA shall issue to Jensen an aggregate of 140,000 shares of Common Stock (the “Jensen Stock”) subject to adjustment as provided in subparagraph B of this Section 1. At the time of any USA Transaction, all of the shares of Jensen Stock shall automatically and without any action on Jensen’s part be deemed to be issued and outstanding immediately prior to any such USA Transaction, and shall be entitled to be treated as any other issued and outstanding share of Common Stock in connection with such USA Transaction. In connection with a USA Transaction, USA and/or such successor or purchasing corporation, person, or entity, as the case may be, shall recognize and specifically provide for the Jensen Stock as provided for in this Agreement.

B.           The number of shares of Common Stock to be issued to Jensen upon the occurrence of a USA Transaction shall be subject to adjustment from time to time only as set forth hereinafter: (i) in case USA shall declare a Common Stock dividend on the Common Stock, then the number of shares shall be proportionately increased as of the close of business on the date of record of said Common Stock dividend in proportion to such increase of outstanding shares of Common Stock; or (ii) if USA shall at any time subdivide its outstanding Common Stock by recapitalization, reclassification or split-up thereof, the number of shares shall be proportionately increased, and, if USA shall at any time combine the outstanding shares of Common Stock by recapitalization, reclassification, reverse stock split, or combination thereof, the number of shares shall be proportionately decreased.  Any such adjustment to the number of shares shall become effective at the close of business on the record date for such subdivision or combination. All shares of Common Stock issued to Jensen shall be, at the time of delivery of the certificates for such Common Stock, validly issued and outstanding, fully paid and non-assessable.

C.  For purposes of this Agreement, the term “USA Transaction” shall mean:

(i) the acquisition by any person, entity or group required to file (or which  would be required to file if USA had been subject to such provisions) a Schedule 13D or Schedule 14d-1 promulgated under the Securities Exchange Act of 1934 (“Exchange Act”) or any acquisition by any person entitled to file (or which would be entitled to file if USA had been subject to such provisions) a Form 13G under the Exchange Act with respect to such acquisition of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 51% or more of  USA’s then outstanding voting securities entitled to vote generally in the election of  Directors (the “Outstanding Shares”); or

  (ii)  a change in the composition of the Board of Directors of USA over a period of twelve (12) months or less such that the Continuing Directors (as defined below) fail to constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to USA), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; or

 (iii) approval by the shareholders of USA of a reorganization, merger, consolidation,  liquidation, or dissolution of USA,  or the sale, transfer, lease or  other  disposition of all or substantially all of the assets of USA ( “Business Combination”).

Notwithstanding subsection (iii) above, and other than in connection with a liquidation or dissolution of USA, a  Business Combination described in subsection  (iii)  above shall not constitute a USA Transaction if following such Business Combination,  (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 51% of the combined voting power of  the then outstanding voting securities entitled to vote generally in the election of Directors of the entity resulting from such business combination  (including without limitation, an entity which as a result of such transactions owns  USA or all or substantially all of USA’s assets either directly or through one or more subsidiaries), and  (B) no person owns, directly or indirectly, 49% or more of the  combined voting  power of  the then outstanding voting  securities of the entity resulting from such Business Combination  except to the extent that such ownership existed prior to the Business Combination.

D.  USA shall at its sole cost and expense, take such action as shall be required to have the Jensen Stock registered or exempted from registration  under  applicable Federal and  state securities  laws.   As a condition to the issuance by USA of any Jensen Stock, Jensen shall execute and deliver such representations, warranties, and covenants, that may be required by applicable Federal and state securities law, or that USA determines is reasonably necessary in connection with the issuance of such Jensen Stock. In addition, the certificates representing the Jensen Stock shall contain such legends, or restrictive legends, or stop transfer instructions, as shall be required by applicable Federal or state securities laws, or as shall be reasonably required by USA or its transfer agent.

E. The Jensen Stock granted hereunder to Jensen shall be irrevocable by USA, and the obligations of USA hereunder shall be and are unconditional, absolute and fully vested obligations of USA. The Jensen Stock shall not be subject to any right of set off, recoupment or any other equitable defenses by USA and shall be issued to Jensen in strict accordance with their terms. The terms and conditions of this Agreement shall not be affected by the termination of Jensen’s employment with USA for any reason whatsoever, and whether or not any “cause” exists therefore, and shall not be affected by  Jensen’s  breach of  this Agreement  or any other agreement with USA.

F. The right to receive the Jensen Stock shall be transferable by Jensen, or by any subsequent assignee, in whole or in part, at any time or from time to time, by notice to USA. As a condition precedent of such transfer, the assignee shall execute and deliver such representations, warranties, and covenants that may be required by applicable Federal and state securities laws. In addition, USA may require that the transferor deliver to USA an opinion of counsel, acceptable to USA, to the effect that such transfer is permitted under and does not violate any applicable state or Federal securities laws. The right to receive the Jensen Stock shall be transferable under and pursuant to the last will and testament of Jensen in accordance with this subparagraph F, and the death of Jensen shall not affect the right to receive the Jensen Stock, and in such event the right to receive the Jensen Stock shall continue in full force and effect in accordance with this Agreement.

G.           There has been reserved, and USA shall at all times keep reserved out of the authorized and unissued shares of Common Stock, a number of shares of Common Stock sufficient to provide for the Jensen Stock. USA agrees that the Jensen Stock shall be, at the time of delivery of the certificates for such Jensen Stock, validly issued and outstanding, fully paid and non-assessable.

SECTION 2. Excess Parachute Payment Tax Gross Up.

A.           Notwithstanding any other provision of this Agreement, if (i) there shall be a USA Transaction, and (ii) the payments and benefits to be made or provided pursuant to this Agreement and any other payments or benefits otherwise to be paid or provided to Jensen under any other plans, programs, arrangements or agreements (including Jensen’s employment agreement) contingent upon the occurrence of such USA Transaction (collectively, the “Termination Payments”) create an excess parachute payment (within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) Section 280G) that results in an excise tax payable by Jensen pursuant to the terms of Code Sections 280G and 4999 (the “Excise Tax”), then USA will pay to or for the benefit of Jensen an additional payment (hereinafter, the “Jensen Stock Gross Up Payment”). The Jensen Stock Gross Up Payment shall be in the cumulative amount equal to the excess, if any, of (i) the full amount of Excise Tax attributable to all of the Termination Payments, and all of Jensen’s additional state and federal income, excise and employment taxes (all computed at the highest applicable marginal rate) that arise on, and are payable in respect of, this additional payment, such that Jensen is in the same after-tax position as if he had not been subject to the Excise Tax, less (ii) the full amount of the Excise Tax attributable to all of the Termination Payments other than and except for any payments and benefits to be made or provided pursuant to this Agreement, and all of Jensen’s additional state and federal income, excise and employment taxes (all computed at the highest applicable marginal rate) that arise on, and are payable in respect of, this additional payment, such that Jensen is in the same after-tax position as if he had not been subject to such Excise Tax.

B.           The Jensen Stock Gross-Up Payment will be paid by USA to or for the benefit of Jensen prior to the time any Excise Tax is payable by Jensen with respect to any Termination Payments.

C.           The determination of whether the Termination Payments constitute an excess parachute payment and, if so, the amount to be paid to Jensen and the time of payment pursuant to this Section 2 shall be made by an independent accounting firm (the “Accounting Firm”) selected by USA prior to the USA Transaction. The Accounting Firm shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of USA or any affiliate thereof or Jensen.

D.           In the event that the Excise Tax is later determined by the Accounting Firm or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the payment is made under this Section 2 (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of such payment), USA shall make an additional payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined. In the event that the Excise Tax is subsequently determined by the Accounting Firm or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the payment to be made pursuant to this Section 2, Jensen shall repay to USA, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior payment that would not have been paid if such Excise Tax had been applied in initially calculating such payment. Notwithstanding the foregoing, in the event that any portion of the payment made hereunder that is to be refunded to USA has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Jensen.

SECTION 3.  Notices.  All notices required or permitted hereunder shall be in writing and shall be sent by certified or registered mail, return receipt requested, postage prepaid, as follows:

To USA:

USA Technologies, Inc.
100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
Attn: Stephen P. Herbert, President

To Jensen:

Mr. George R.  Jensen, Jr.
517 Legion Drive
West Chester, Pennsylvania 19380

or to such other address as either of them may designate in a written notice served upon the other party in the manner provided herein.  All notices required or permitted hereunder shall be deemed duly given and received on the second day next succeeding the date of mailing.

SECTION 4.  Severability.  If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.  If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law.

SECTION 5.  Governing Law.  The implementation and interpretation of this Agreement shall be governed by and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws rules.

SECTION 6.  Binding Effect and Assignability.  The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon their personal representatives, heirs, successors and assigns.

 SECTION 7.  Entire Agreement.  This Agreement constitutes the entire agreement with respect to the subject matter hereof between the parties hereto and there are no other agreements between the parties relating to the subject matter hereof. This Agreement may only be modified by an agreement in writing executed by both USA and Jensen.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

USA TECHNOLOGIES, INC.

By:	/s/ Stephen P. Herbert
Stephen P. Herbert, President

/s/ George R. Jensen, Jr.
GEORGE R. JENSEN, JR.

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